Exhibit 99.1

Corvisa LLC
Audited Financial Statements
As of and for the years ended December 31, 2015 and 2014

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Corvisa LLC

We have audited the accompanying consolidated financial statements of Corvisa LLC (a Wisconsin limited liability company) and subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corvisa LLC and subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thronton LLP

Kansas City, Missouri
March 7, 2016

Financial Statements and Supplementary Data

CORVISA LLC
CONSOLIDATED BALANCE SHEETS (dollars in thousands)
	December 31, 2015	December 31, 2014
Assets
Current Assets
Cash and cash equivalents	$144	$2,061
Marketable securities, current	—	1,405
Service fee receivable, net of allowance of $104 and $21, respectively	282	222
Other current assets	956	721
Current assets of discontinued operations		507
Total current assets	1,382	4,916
Non-current Assets
Marketable securities, non-current	—	1,365
Property and equipment, net of accumulated depreciation	5,708	5,114
Other assets	707	780
Non-current assets of discontinued operations	—	14
Total non-current assets	6,415	7,273
Total assets	$7,797	$12,189
Liabilities and Member's Equity
Liabilities:
Current Liabilities
Accounts payable and accrued expenses	$1,683	$1,876
Other current liabilities	311	273
Current liabilities of discontinued operations	—	239
Total current liabilities	1.994	2,388
Non-current Liabilities
Due to Parent	—	62
Other liabilities	36	128
Total non-current liabilities	36	190
Total liabilities	2,030	2,578
Commitments and contingencies (Note 7)

Member's Equity:
Membership interest	5,767	9,618
Accumulated other comprehensive income	—	(7)
Total member's equity	5,767	9,611
Total liabilities and member's equity	$7,797	$12,189

See notes to consolidated financial statements.

CORVISA LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)
	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Income and Revenues:
Service fee income	$1,815	1,264
Service fee income - affiliated entities	—	2,930
Service fee income - transition services	—	1,865
Total	1,815	6,059

Operating Expenses:
Cost of services	5,314	2,474
Cost of services - transition services	—	1,320
Development	2,417	1,522
Sales and marketing	9,155	4,431
General and administrative	9,430	8,517
Total	26,316	18,264

Other (expense) income	(137)	11
Interest income (expense)	7	(24)

Net loss from continuing operations	(24,631)	(12,218)
Net loss from discontinued operations	(820)	(414)
Net loss	$(25,451)	(12,632)

See notes to consolidated financial statements.

CORVISA LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(dollars in thousands)
	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Net loss	$(25,451)	$(12,632)
Other comprehensive loss:
Unrealized loss on marketable securities - available-for-sale	(6)	(7)
Total comprehensive loss	$(25,457)	$(12,639)

See notes to consolidated financial statements.

CORVISA LLC
STATEMENTS OF MEMBER'S EQUITY
(dollars in thousands)

	Membership Interest	Accumulated Other Comprehensive Income	Total Member's Equity
Balance, December 31, 2014	$9,618	$(7)	$9,611
Contributions from Parent	25,405		25,405
Non-cash distributions to Parent	(3,805)	13	(3,792)
Net loss	(25,451)	—	(25,451)
Other comprehensive loss		(6)	(6)
Balance, December 31, 2015	$5767	$—	$5,767

	Membership Interest	Accumulated Other Comprehensive Income	Total Member's Equity
Balance, December 31, 2013	$1,617	$—	$1,617
Contributions from Parent	20,625	—	20,625
Other non-cash membership interest activity	8	—	8
Net loss	(12,632)	—	(12,632)
Other comprehensive loss	—	(7)	(7)
Balance, December 31, 2014	$9,618	$(7)	$9,611

See notes to consolidated financial statements.

CORVISA LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Cash flows from operating activities:
Net loss	$(25,451)	$(12,632)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of marketable securities, net	22	11
Provision for bad debt, net	85	161
Loss on sale of component	141	—
Loss on disposal of fixed assets	139	9
Depreciation and amortization expense	2,850	1,333
Changes in:
Due to Parent	(62)	(434)
Service fee receivable	183	(466)
Other current assets and liabilities, net	(161)	(211)
Other noncurrent assets and liabilities, net	—	(29)
Accounts payable and accrued expenses	(346)	757
Net cash used in operating activities	(22,600)	(11,501)
Cash flows from investing activities:
Proceeds from sales and maturities of marketable securities	1,200	600
Purchases of marketable securities	(2,236)	(3,388)
Purchases of property and equipment	(3,454)	(3,801)
Purchase of cost method investment	—	(600)
Net cash used in investing activities	(4,490)	(7,189)
Cash flows from financing activities:
Cash receipts from contributions of capital	25,405	20,625
Principal payments under capital leases	(232)	(250)
Net cash provided by financing activities	25,173	20,375
Net (decrease) increase in cash and cash equivalents	$(1,917)	$1,685
Cash and cash equivalents, beginning of period	2,061	376
Cash and cash equivalents, end of period	$144	$2,061
Supplemental Disclosure of Cash Flow Information:
Non-cash investing and financing activities:
Non-cash distribution to Parent	3,792	—
Assets acquired under capital lease	154	167

See notes to consolidated financial statements.

CORVISA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation, Business Plan and Liquidity

Description of Operations. Corvisa LLC (the "Company" or "Corvisa" or "we" or "us") provides cloud-based communication software under the CorvisaOne™ brand, telecommunications services, and implementation consulting services.

The Company derives its revenue from software subscription fees for its product and telecommunications minutes used with its CorvisaOne and Summit® Platform brands. Corvisa also derives revenue from professional service fees charged for enhanced implementation requirements of its contact center solution.

CorvisaOne is a full contact center suite including both inbound and outbound contact center functionality as well as full business phone system functionality. Features of the communications software include interactive voice response, automated call distribution, campaign dialing, and a variety of other services, all of which are delivered to clients as part of a comprehensive cloud solution. The software can be fully integrated with leading CRM providers and other third-party software solutions via integration solutions provided by the Company's underlying Summit Platform. Further, because Corvisa has built its product as part of a platform, customers and others can develop their own tools and applications to tie into Corvisa's product offering. Corvisa's target customers are businesses of all sizes in all industries, anywhere in the world. The Company offers its customers the ability to purchase the following products:

•	Business Phone System - this is Corvisa's basic private branch exchange ("PBX") solution targeted towards businesses of all sizes anywhere in the world.
•	Contact Center Basic Edition - this edition of Corvisa's contact center product includes a limited set of inbound functionality and is geared toward small contact centers that just need the basics.
•
Contact Center Inbound Edition - this is Corvisa's contact center product with advanced inbound functionality but without the outbound dialer and is geared towards inbound-only contact center businesses that prefer not to pay for the additional cost of an outbound dialer.

•	Contact Center Complete Edition - this is Corvisa's complete CorvisaOne contact center solution, which includes both inbound and outbound functionality.
•
Summit Platform - this is the platform upon which the Company's products are built. This platform gives Corvisa's customers the ability to customize its products to fit their unique business needs. The Company also offers this as a standalone Platform as a Service (PaaS) offering for developers or businesses looking to develop their own voice and SMS applications.

Corvisa Services provides certain IT, procurement, human resources, and other shared services to the Company and affiliated entities.

Financial Statement Presentation. The Company's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the period. While the consolidated financial statements and footnotes reflect the best estimates and judgments of management at the time, actual results could differ significantly from those estimates.

As of December 31, 2015, Corvisa was a wholly-owned subsidiary of Corvisa Services, LLC ("Corvisa Services"), which is an indirect, wholly-owned subsidiary of Novation Companies, Inc. ("Novation" or the "Parent"). On December 21, 2015, the Parent and Corvisa Services entered into a Membership Interest Purchase Agreement (the "Purchase Agreement") with ShoreTel, Inc. ("ShoreTel"). Subject to the terms and conditions under the Purchase Agreement, ShoreTel agreed to purchase all of the membership interests of Corvisa. This transaction closed on January 6, 2016.

At ShoreTel's request, the Company disposed of its third-party software implementation consulting business in December 2015. This component derived its revenues from professional service fees charged for implementation consulting fees provided to clients of a leading customer relationship management (CRM) software provider. The operating results of this component have been included in discontinued operations for all periods presented. For additional information regarding this transaction, see Note 3 to the consolidated financial statements.

For 2015 and 2014, transactions with the Parent, including any intercompany income and expense and any amounts due to or receivable from the Parent, are included in the consolidated financial statements. For additional information regarding the nature of the transactions with the Parent, see Note 9 to the consolidated financial statements.

During 2014, Corvisa Services provided certain IT, procurement, human resources, and other shared services to the Company and affiliated entities. With the Parent's divestiture of these affiliated entities in 2014, the employees of Corvisa Services and approximately $1.0 million of Corvisa Services' assets were transferred to the Company. As such, and in accordance with the relevant accounting guidance on transactions between entities under common control, the Company's consolidated financial statements for the year ended December 31, 2014 include the results of operations for Corvisa Services as though Corvisa Services had been consolidated for the entire year. Accordingly, transactions between Corvisa and Corvisa Services have been eliminated in consolidation for this period.

As a result of the consolidation of Corvisa Services, the results of operations for the year ended December 31, 2014 include approximately $2.9 million of revenues from services provided to affiliated entities. These revenues and the related costs are non-recurring in nature, as the affiliates to which these services were provided have since been divested.

In conjunction with the divestiture of one such affiliated entity, the Parent entered into a transition services agreement, pursuant to which the Parent agreed to provide, among other things, ongoing information technology and human resources management services to the affiliated entity for a period of up to eighteen months. During 2014, Corvisa Services earned approximately $1.9 million of professional service fees under the transition services agreement. The related cost of services totaled approximately $1.3 million and consists primarily of salaries and related expenses. These revenues and the related costs are non-recurring in nature, as the agreed-upon transition services were substantially complete as of December 31, 2014. For additional information regarding the nature of the transactions between Corvisa Services and the Parent or its affiliates, see Note 9 to the consolidated financial statements.

The consolidated financial statements of the Company also include the accounts of the Company's wholly-owned subsidiary, Corvisa Europe, Ltd. ("Corvisa Europe"). Transactions between Corvisa and Corvisa Europe have been eliminated in consolidation.

Liquidity. The Company's consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. Since its inception, the Company has incurred significant and recurring operating losses and negative cash flows from operations. Given the early stage nature of Corvisa, the Company would expect these trends to continue for the foreseeable future without the addition of significant new customers or a significant reduction of expenses. Through December 2015, the operations of Corvisa were funded primarily by the Parent's proceeds from the sale of Corvisa's sister companies.

As noted above, on December 21, 2015, the Parent and Corvisa Services entered into the Purchase Agreement with ShoreTel, pursuant to which ShoreTel agreed to purchase all of the membership interests of Corvisa, subject to the terms and conditions under the Purchase Agreement. This transaction closed on January 6, 2016, and is expected to provide a continuing and stable source of funding for the Company, which the Company believes will be sufficient to cover its ongoing operating cash needs.

Note 2. Summary of Significant Accounting and Reporting Policies

Cash and Cash Equivalents and Restricted Cash. Cash equivalents consist of liquid investments with an original maturity of three months or less. Cash equivalents are stated at cost, which approximates fair value.

The Company maintains cash balances at several major financial institutions in the United States. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $250,000 through December 31, 2014. As of December 31, 2014, approximately 82.7% of the Company's cash and cash equivalents, including restricted cash and other short-term depository accounts, were with one institution. At December 31, 2015, approximately 64.8% of the Company's cash and cash equivalents were with one institution. The uninsured balances of the Company's unrestricted cash and cash equivalents, restricted cash and other short-term depository accounts aggregated $1.8 million as of December 31, 2014. There were no uninsured balances as of December 31, 2015.

Marketable Securities - Available-for-Sale. Marketable securities are stated at fair value in accordance with the relevant accounting guidance. The Company determines the fair value of its marketable securities based on pricing from our third party service provider. Such market prices may be quoted prices in active markets for identical assets (Level 1 inputs) or pricing determined using inputs other than quoted prices that are observable either directly or indirectly (Level 2 inputs), such as yield curve, volatility factors, credit spreads, default rates, loss severity, current market and contractual prices for the underlying instruments or debt, broker and dealer quotes, as well as other relevant economic measures. To the extent observable inputs are not available, the Company estimates fair value using significant unobservable inputs (Level 3 inputs).

All of the Company's available-for-sale securities are reported at their estimated fair value with unrealized gains and losses reported in accumulated other comprehensive income. To the extent the cost basis of these securities exceeds the estimated fair value and the unrealized loss is considered to be other than temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss. The Company uses the specific identification method in computing realized gains or losses.

Service Fee Receivable and Allowance for Doubtful Accounts. Generally, the Company's service fees are invoiced monthly and due within 30 days of receipt of the invoice. The Company maintains an allowance for doubtful accounts at an amount estimated to cover potential uncollectible losses. Management analyzes receivables and historical bad debts, current economic trends and conditions, and the length of time receivables are past due in order to establish the allowance for doubtful accounts. The past due or delinquency status of a receivable is based on the contractual payment terms of the receivable. Reserves for individual accounts are recorded when the Company becomes aware of specific customer circumstances, such as bankruptcy filings, deterioration in the customer's operating results or financial position, or potential unfavorable outcomes from disputes with customers. The Company charges off uncollectible service fees receivable when receipt of contractually-obligated amounts is not deemed to be probable.

Internal Use Software. The Company capitalizes costs of internally developed software incurred during the application development stage. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Internal-use software is amortized on a straight line basis over its estimated useful life. The Company evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. No impairment charges were recorded during 2014 or 2015.

Revenue Recognition. The Company derives its revenue from software subscription fees for its product and from telecommunications minutes used. The Company also derives revenue from professional service fees charged for implementation of its contact center solution as well as CRM implementation services.

The Company recognizes revenue when all of the following four criteria are satisfied:

•	there is persuasive evidence of an arrangement;
•	delivery has occurred or services have been rendered;
•	the amount of fees to be paid by the customer is fixed or determinable; and
•	collectability of these fees is reasonably assured.

Subscription revenues are recognized ratably over the estimated life of the customer relationship beginning on the date our service is made available to customers. The Company recognizes usage fees at contractual rates per minute, text, etc. as these services are used. For subscription contracts with multiple elements (software subscription and professional services, such as installation), the Company assesses whether the individual elements have standalone value to the customer upon delivery. Professional services that are not considered to have standalone value to our customers, such as implementation and set-up fees, are deemed to be combined with the subscription service as a single unit of accounting and are recognized ratably over the expected lives of the customer relationships.

For contracts with multiple elements, the Company allocates consideration to the identified units of accounting based on the relative selling price hierarchy set forth in the relevant accounting guidance. The Company determines the selling price for each deliverable using vendor-specific objective evidence ("VSOE") of selling price or third-party evidence ("TPE") of selling price, if it exists. If neither VSOE nor TPE of selling price exist for a deliverable, the Company uses its best estimate of selling price ("BESP") for that deliverable. The Company estimates BESP for a deliverable by considering company-specific factors such as pricing strategies and direct product and other costs.

Corvisa Services derives its revenue from professional services fees for various IT, marketing, procurement, and human resources services. Services provided to the Parent and affiliated entities are captured in the service fee income - affiliated entities line item on the consolidated statement of operations, while services provided pursuant to the transition services agreement referenced in Notel to the consolidated financial statements are included in the service fee income - transition services line item. Corvisa Services recognizes revenues from its services as the services are rendered, as these services are generally rendered on a time and materials basis.

Professional services sold separately, such as our CRM implementation services, are generally short-term in nature and are recognized as the services are rendered for time and material contracts, and based on the percentage of services completed for fixed price contracts. As detailed in Note 1 to the consolidated financial statements, this component was disposed of in December 2015. As such, revenues related to this component are included in the net loss from continuing operations for all periods presented.

For all revenue streams, the Company records deferred revenue when payments are received in advance of performing our service obligations and is recognized in accordance with the above criteria. When the Company is the principal in its transactions with customers, service fee revenues are recorded on a gross basis. Otherwise, service fee revenues are recorded on a net basis.

Cost of Services. Cost of services for the Company's communications services consist primarily of expenses incurred to host and support our CorvisaOne™ software, co-location and data charges, fees paid to third party telecommunications carriers for usage, software license fees and royalty expenses, depreciation expense associated with capitalized software related to these services, and allocated overhead, such as occupancy charges and IT infrastructure. Costs of the Company's professional services consist almost entirely of the compensation and related expenses of those individuals providing professional services.

Leases. The Company categorizes leases as either operating or capital at the inception of the lease. Certain of the Company's lease agreements provide for scheduled rent increases during the lease term, rent holidays, or other incentives. Rent expense is recognized on a straight-line basis over the term of the lease from the time at which the Company takes possession of the property without regard to deferred payment terms, such as rent holidays. Additionally, incentives received are treated as a reduction of costs over the term of the lease.

Corporate Overhead Allocation. The Company is allocated its share of corporate overhead and certain other costs incurred by the Parent. This allocation consists primarily of compensation related charges for the Parent's accounting, finance, cash management/treasury, legal and other administrative functions, and is based on the estimated percentage of time these functions spend on activities related to the Company.

Income Taxes. As a single member LLC, the Company is classified as a disregarded entity for the purposes of the consolidated Novation Companies, Inc. federal income tax return. As such, no portion of the Parent's federal income tax benefit or expense has been allocated to Corvisa for any period presented. Even if Corvisa were classified as a regarded entity for federal income tax purposes, any deferred tax assets arising from the Company's net operating losses would be offset by a full valuation allowance, as the Company has generated losses since its inception. Further, due to these recurring losses from operations, the Company would not have any material federal, state or foreign income tax obligations.

Subsequent Events. The Company has reviewed and evaluated subsequent events through the date the financial statements included in this report are issued.

New Accounting Pronouncements

In April 2015, the FASB issued Accounting Standards Update ("ASU") 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement, which provides guidance on a customer's accounting for cloud computing costs. Under the ASU, a customer must determine whether a cloud computing arrangement contains a software license. If so, the customer would account for the fees related to the software license element in a manner consistent with how the acquisition of other software licenses is accounted for under ASC 350-40. If the arrangement does not contain a software license, the customer would account for the arrangement as a service contract. The ASU is effective for annual periods (and interim periods) beginning after December 15, 2015. Early adoption is permitted. Entities may adopt the guidance (1) retrospectively or (2) prospectively to arrangements entered into, or materially modified, after the effective date. The Company does not expect this guidance to have a significant impact on the Company's financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, which provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. This new standard requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year of the date of issuance of the entity's financial statements. Further, an entity must provide certain disclosures if there is "substantial doubt about the entity's ability to continue as a going concern." This ASU is effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. The Company elected to early adopt this guidance for the year ended December 31, 2015.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This ASU applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. Compared with current U.S. GAAP, this ASU also requires significantly expanded disclosures about revenue recognition. On July 9th, 2015 the FASB voted to defer the effective date of this ASU by one year. Early adoption is permitted. However, entities are not allowed to adopt this ASU before the original effective date (that is, annual periods beginning after December 15, 2016). The Company is evaluating the impact of ASU 2014-09 on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of this standard on its ongoing financial reporting.

In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which amends the definition of a discontinued operation in ASC 205-20 and requires entities to provide additional disclosures about discontinued operations as well as disposal transactions that do not meet the discontinued-operations criteria. The FASB issued this ASU to provide more decision-useful information and to make it more difficult for a disposal transaction to qualify as a discontinued operation. This ASU is effective prospectively for all disposals (except disposals classified as held for sale before the adoption date) or components initially classified as held for sale in periods beginning on or after December 15, 2014. The Company adopted the provisions of ASU 2014-08 beginning with the sale of its third-party software implementation consulting business. See Note 3 to the consolidated financial statements for additional information regarding this transaction.

Note 3. Divestitures

At ShoreTel's request, the Company disposed of its third-party software implementation consulting business in December 2015. The Company sold the assets related exclusively to this component, including but not limited to customer contracts, computer hardware and marketing materials, to Canpango LLC ("Canpango"), which agreed to hire certain employees of the component and assume Corvisa's obligations under the customer contracts. Canpango is led by a former employee of Corvisa, and certain current and former employees of Corvisa have financial interests in Canpango. The Company recorded a loss on the sale of this component of approximately $0.1 million, which is included in the net loss from discontinued operations for 2015.

The results of the Company's discontinued operations are summarized below (dollars in thousands):

	For the Year Ended December 31,
	2015	2014
Income and Revenues:
Service fee income	$1,439	$1,493

Operating Expenses:
Cost of services	2,002	1,590
Sales and marketing	116	317
Total	2,118	1,907

Loss on sale of component	(141)	—

Loss from discontinued operations	$(820)	$(414)

The major classes of assets and liabilities of discontinued operations as of December 31, 2014 are detailed below (dollars in thousands). There were no remaining assets or liabilities of discontinued operations as of December 31, 2015.

December 31, 2014
Assets
Current Assets
Service fee receivable, net	$507
Total current assets	507
Non-Current Assets
Property and equipment, net of accumulated depreciation	14
Total non-current assets	14
Total assets	$521

Liabilities
Current Liabilities
Accounts payable and accrued expenses	$198
Other current liabilities	41
Total current liabilities	$239

Note 4. Marketable Securities

The following table presents certain information on the Company's portfolio of available-for-sale securities as of December 31, 2014 (dollars in thousands). As discussed further in Note 9 to the consolidated financial statements, the Company's marketable securities portfolio was transferred to the Parent as a return of investment during 2015. As such, the Company did not hold any investments in available-for-sale securities as of December 31, 2015.

	As of December 31, 2014
Description of Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Marketable securities, current
Corporate notes and bonds	$1,406	$—	$(1)	$1,405
Total	$1,406	$—	$(1)	$1,405

Marketable securities, non-current
Corporate notes and bonds	$1,372	$—	$(7)	$1,365
Total	$1,372	$—	$(7)	$1,365

There were no other-than-temporary impairments relating to available-for-sale securities for 2014. The average remaining maturities of the Company's short-term and long-term available-for-sale investments as of December 31, 2014 were approximately six and seventeen months, respectively. See Note 8 to the consolidated financial statements for details on the Company's fair value methodology.

Note 5. Property and Equipment, Net

All of the Company's property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of the assets are the lesser of 5 years or remaining lease term for leasehold improvements, 5 years for furniture and fixtures, 3 to 5 years for office and computer equipment, and up to 3 years for software.

Maintenance and repairs are charged to expense. Major renewals and improvements are capitalized. Gains and losses on dispositions are credited or charged to earnings as incurred. Depreciation and amortization expense relating to property and equipment was $2.9 million and $1.3 million for years ended December 31, 2015 and 2014, respectively.

During December 2015, the Company terminated its Chicago operating lease, which resulted in the impairment of approximately $0.1 million of leasehold improvements, furniture and fixtures.

The following table shows the Company's property and equipment, net as of December 31, 2015 and 2014 (dollars in thousands):

	December 31, 2015	December 31, 2014
Furniture, fixtures and office equipment	$436	$438
Hardware and computer equipment	4,735	2,842
Software	5,662	3,804
Leasehold improvements	313	503
Total Cost	11,146	7,587
Less: Accumulated depreciation and amortization	(5,438)	(2,473)
Property and equipment, net	$5,708	$5,114

The hardware and computer equipment amounts above include gross assets under capital leases of $1.0 million and $0.9 million as of December 31, 2015 and 2014, respectively. Accumulated depreciation and amortization of these assets totaled approximately $0.8 million and $0.6 million as of December 31, 2015 and 2014, respectively.

Note 6. Borrowings

Capital Leases. The Company leases hardware and computer equipment under capital leases. These capital leases are payable In 36 monthly Installments and mature between January 2016 and June 2018. As of December 31, 2015 and 2014, respectively, current maturities of obligations under capital leases were approximately $0.2 million and $0.3 million. Noncurrent maturities of obligations under capital leases were approximately $0.1 million, as of both December 31, 2015 and 2014. Due to the immaterial nature of these obligations with regard to the Company's financial statements as a whole, current maturities and noncurrent maturities of capital leases are included in the other current liabilities and other liabilities line items, respectively, in the Company's consolidated balance sheets.

Note 7. Commitments and Contingencies

Commitments. As discussed in Note 1 to the consolidated financial statements, on December 21, 2015, the Parent and Corvisa Services entered into the Purchase Agreement with ShoreTel, pursuant to which ShoreTel agreed to purchase all of the membership interests of Corvisa, subject to the terms and conditions under the Purchase Agreement. This transaction closed on January 6, 2016. During the fourth quarter, the Company incurred approximately $0.8 million in severance and related one-time termination benefits associated with this transaction. Approximately $0.1 million of this amount was included in accounts payable and accrued expenses as of December 31, 2015.

In conjunction with its minority investment in ManyWho, Inc. ("ManyWho") during 2014, Corvisa entered into an Original Equipment Manufacturer ("OEM") agreement with ManyWho, which provides Corvisa with a non-exclusive license to integrate ManyWho's workflow technology into existing and forthcoming Corvisa service offerings. In exchange for this non-exclusive license, the OEM agreement provides for a usage-based royalty as well as certain guaranteed minimum annual royalty and professional services fees for each of the first three years of the agreement. The annual minimum due under the OEM agreement for the first contract year ended June 20, 2015 was $0.5 million. As of December 31, 2014, the Company had accrued approximately $0.3 million related to this obligation, which is included in accounts payable and accrued expenses on the consolidated balance sheet.

During the 2015, Corvisa and ManyWho entered into Amendment No. 1 to the aforementioned OEM Agreement, whereby Corvisa agreed to pay approximately $0.4 million in satisfaction of the minimum royalties payable for the first contract year. The parties also agreed to eliminate the minimum royalty amounts payable in future years. The usage-based license fees set forth in the original OEM were not impacted by the amendment. As a result of this amendment, there was no accrual related to the OEM agreement as of December 31, 2015.

During 2015 and 2014, respectively, the Company recorded approximately $0.2 million and $0.3 million of expense related to the OEM agreement. This expense is included in direct cost of services on the consolidated statement of operations for all periods presented.

The Company leases office space under various operating lease agreements, most of which contain renewal options and include escalating rents over the lease term. Though some of these operating lease agreements are in the Parent's name, as Corvisa is the only entity using the applicable space and pays the related rent directly to the landlord, the rent expense set forth in these lease agreements and any related rent escalation accruals have been reflected in Corvisa's consolidated financial statements and in the table below as if Corvisa were the primary obligor in these arrangements. Rent expense for 2015 and 2014 aggregated $1.2 million and $1.0 million, respectively.

At December 31, 2015, future minimum lease commitments under those leases for the next five years are as follows (dollars in thousands):

For the Twelve Month Periods Ended December 31,	Lease Obligations
2016	$1,307
2017	1,087
2018	850
2019	738
2020	754
$4,736

Pending Litigation. The Company is a party to various legal proceedings. These proceedings are of an ordinary and routine nature, and any legal fees associated with these proceedings are expensed as incurred.

Although it is not possible to predict the outcome of any legal proceeding, in the opinion of management, proceedings and actions against the Company should not, individually, or in the aggregate, have a material effect on the Company's financial condition, operations and liquidity. Furthermore, due to the uncertainty of any potential loss as a result of pending litigation and due to the Company's belief that an adverse ruling is not probable, the Company has not accrued a loss contingency related to any of its legal matters in its consolidated financial statements.

Note 8. Fair Value Accounting

Fair Value Measurements. The Company's valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. These two types of inputs create the following fair value hierarchy:

●             Level 1 - Valuations based on quoted prices in active markets for identical assets and liabilities.

●             Level 2 - Valuations based on observable inputs in active markets for similar assets and liabilities, other than Level 1 prices, such as quoted interest or currency exchange rates.

●             Level 3 - Valuations based on significant unobservable inputs that are supported by little or no market activity, such as discounted cash flow methodologies based on internal cash flow forecasts.

As of December 31, 2015, the Company did not have any assets or liabilities that were measured at fair value on a recurring basis. The following tables present for each of the fair value hierarchy levels, the Company's assets which are measured at fair value on a recurring basis as of December 31, 2014. (dollars in thousands):

		Fair Value Measurements at Reporting Date Using
Description	Fair Value at December 31,2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Levels 3)
Assets:
Cash and cash equivalent:
Money market funds	1714	1714	-	-
Marketable securities, current:
Corporate notes and bonds	1405	-	1405	-
Marketable securities, non-current:
Corporate notes and bonds	1365	-	1365	-
Total	$4484	$1714	$2770	$-

Valuation Methods and Processes. The Company determines the fair value of its cash equivalents and marketable securities based on pricing from our service provider and market prices from industry-standard independent data providers. Such market prices may be quoted prices in active markets for identical assets (Level 1 inputs) or pricing determined using inputs other than quoted prices that are observable either directly or indirectly (Level 2 inputs), such as yield curve, volatility factors, credit spreads, default rates, loss severity, current market and contractual prices for the underlying instruments or debt, broker and dealer quotes, as well as other relevant economic measures.

To the extent observable inputs are not available, the Company estimates fair value using present value techniques and generally does not have the option to choose other valuation methods for these securities. There have been no significant changes to the Company's valuation techniques during 2015. Accordingly, there have been no material changes to the financial statements resulting from changes to our valuation techniques.

The Company's marketable securities are classified as available-for-sale and are reported at their estimated fair value with unrealized gains and losses reported in accumulated other comprehensive income. To the extent that the cost basis of the Company's marketable securities exceeds the fair value and the unrealized loss is considered to be other than temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss. The specific identification method is used in computing realized gains or losses.

Adjustments to assets and liabilities measured at fair value on a recurring and nonrecurring basis did not have a material impact on the earnings of continuing operations for any period presented.

Note 9. Related Party Transactions

During 2015 and 2014, both Corvisa and Corvisa Services were parties to various transactions with the Parent and affiliated entities that were commonly owned by the Parent. The nature and significance of transactions with these related parties are detailed below.

Corvisa. During 2015 and 2014, respectively, the Parent contributed approximately $25.4 million and $20.6 million in capital to fund the operations of Corvisa.

During 2015, Corvisa returned approximately $3.8 million of contributed assets to the Parent. The contributed assets consisted entirely of Corvisa's outstanding marketable securities portfolio, which carried an estimated fair value of approximately $3.8 million at the time of transfer. For accounting purposes, this transaction was treated as a return of investment, which reduced the Parent's membership interest in the Company.

In addition to contributions of capital, the Parent also provides Corvisa with accounting, finance, cash management/treasury, legal and other administrative functions. For 2015 and 2014, respectively, these services totaled approximately $0.8 million and $0.6 million. These amounts are included in the general and administrative line item on the consolidated statement of operations for all periods presented.

The Company's incentive compensation program consists of option awards settled in the Parent's common stock. As of December 31, 2015, there were approximately 4.2 million outstanding option awards with a weighted average exercise price of $0.51 per share. The Parent allocates the share-based compensation expense associated with these awards to the Company through the due to parent account, which is net settled via intercompany cash transfer on a monthly basis. For 2015 and 2014, respectively, the Company incurred approximately $0.4 million and $0.2 million in compensation expense related to these awards, the majority of which is included in the general and administrative line item on the consolidated statement of operations. As of December 31, 2015, the weighted average remaining contractual life of these options was approximately 8.6 years.

For 2015 Corvisa passed through the cost of certain IT and human resources personnel to the Parent. Costs passed through to the Parent totaled $0.4 million for the period and are netted against the related compensation expense within the general and administrative line item on the consolidated statement of operations.

As detailed in Note 7 to the consolidated financial statements, the Parent is a party to certain operating lease agreements on behalf of the Company.

Prior to 2015, Corvisa also provided telecommunications and professional services to affiliated entities that were commonly owned by Novation. For 2014, revenue from services provided to these related parties totaled approximately $0.3 million and is included in the service fee income - affiliated entities line of the consolidated statement of operations. There was no such revenue during 2015, as these entities were divested by Novation during 2014.

Corvisa Services. During 2014, Corvisa Services provided various IT, marketing, procurement, and human resources services to the Parent and affiliated entities that were commonly owned by the Parent. For 2014, these services generated approximately $2.9 million of revenues. As these entities were divested by Novation during 2014, and as the employees and assets of Corvisa Services were transferred to the Company, there was no such revenue during 2015.